EXHIBIT 99.1

        Greatbatch Announces Acquisition of IntelliSensing LLC

          Strategic Acquisition of Wireless Sensor Technology

    CLARENCE, N.Y.--(BUSINESS WIRE)--Oct. 29, 2007--Greatbatch, Inc. (NYSE:GB) announced today that its subsidiary, Electrochem Commercial Power, has acquired substantially all of the assets of IntelliSensing LLC for approximately $3.9 million in cash. IntelliSensing, established in 2005 and based in Orchard Park, New York, designs and manufactures wireless sensor solutions that measure temperature, pressure, flow and other critical data.

    IntelliSensing's products, powered by lithium batteries, are designed to operate in environments where wired sensors are undesirable or impractical. IntelliSensing's portfolio will extend Electrochem's product portfolio in existing markets to offer complete technology solutions that enable customers to manage their processes more effectively, including oil & gas services, military, aerospace and other industrial applications.

    Unlike many other wireless sensor solutions, IntelliSensing's products can measure both pressure and temperature all in one, helping reduce cost for customers by eliminating the need for two separate sensors. The 'End-to-End' system is based on open standards with user-defined settings, offering a total turnkey solution for customers to ensure signal integrity and system interoperability. Proprietary hardware designs are able to withstand the harsh environments in which Electrochem customers operate.

    "We are very excited to add IntelliSensing to the Electrochem and Greatbatch family," said Susan Bratton, Senior Vice President of Greatbatch Commercial Power. "They are an exceptional organization and advance our strategic plans to offer more comprehensive technology solutions into the market. IntelliSensing's exciting array of emerging products is on the cutting edge of wireless sensor technology, and is a natural evolutionary next step on our mission to become a total solution provider to our customers."

    About Electrochem Commercial Power, Inc.

    Electrochem, a subsidiary of Greatbatch Ltd., is a world leader in the design and manufacture of lithium cells and battery packs. For over 25 years, Electrochem has been committed to providing high-performance lithium batteries for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography and seismic surveying. Electrochem manufactures a wide range of lithium battery types, sizes and chemistries. Electrochem products are sold worldwide through Original Equipment Manufacturers (OEMs) and distributors. Additional information about Electrochem is available at www.electrochempower.com.

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation and interventional radiology markets. Additionally, Greatbatch supplies commercial power sources for other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.


    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             Treasurer and Director, Investor Relations tborowicz@greatbatch.com